Exhibit 99(c)(2)

Project Skillet

Presentation to Board of Directors

Minneapolis Menlo Park Seattle Chicago Los Angeles San Francisco New York London Geneva
December 21, 2000	Tel Aviv
Middle Market Mergers & Acquisitions Relentless Effort. Extraordinary Results.

Table of Contents

Overview of Transaction		I
—	Company Backgrounds
—	Background of the Transaction
Summary of Due Diligence Procedures		II
Transaction Summary and Skillet Market Information		III
Summary of Valuation Analysis		IV
—	Comparable Company Analysis
—	Comparable Transaction Analysis
—	Discounted Cash Flow Analysis
—	Premiums Paid Analysis
—	Present Value of Future Stock Price
—	Leveraged Buyout Analysis
—	Break-Up Analysis
Appendices:
	Skillet Financial Data	A
	Valuation Detail	B

Overview of Transaction

Company Backgrounds

  •
  Skillet is the world's leading producer of value-added egg products for the foodservice, industrial and retail markets. Skillet processes over one billion pounds of eggs annually in twelve large-scale, state-of-the-art manufacturing facilities located throughout the U.S. In addition to eggs, the Company has strong market positions in three other food segments: value-added processed dairy products, refrigerated potato products and refrigerated grocery products distribution.

  •
  Vestar Capital Partners ("Vestar") is an investment firm specializing in management buyouts, recapitalizations and growth capital investments. Since the firm's founding in 1988, Vestar has completed over thirty investments in companies with a total value of approximately $10 billion. Vestar currently manages a committed equity capital pool of approximately $4 billion with the ability to invest as much as $500 million in any transaction. Vestar was formed by seven former principals of The First Boston Corporation's Management Buyout Group including the Group's co-heads and founders. The firm now has over twenty-five professionals and has expanded geographically from its New York base with an office in Denver, Colorado and a European office in Paris, France.

  •
  Goldner Hawn Johnson & Morrison Incorporated ("GHJ&M") is a Minneapolis-based private equity investment firm which was founded in 1989. Since its establishment, GHJ&M has completed many acquisitions in a variety of industries with a total transaction value in excess of $850 million. The firm currently manages a $200 million investment fund.

Background of the Transaction

  •
  On July 26, 1999, Skillet retained U.S. Bancorp Piper Jaffray and Merrill Lynch to assist the Company in a review of strategic alternatives, including a possible sale of all or part of the Company.

  •
  The Board and its advisors conducted a very thorough process:

61 Total Buyers Approached

Background of the Transaction

Initial Bid/Second Round Summary

	Strategic	Financial	Total
Buyers Approached	27	34	61
Received CM	14	18	32
% of Buyers Approached	52%	53%	52%
Initial Bids Received	2	4	6
Buyers Invited into Second Round	1	4	5
Final Bid Summary	0	0	0

  •
  Various parties were also interested in the Company's Divisions individually.

  •
  Skillet terminated its engagement with U.S. Bancorp Piper Jaffray and Merrill Lynch on January 24, 2000, an action that initiated a one-year "tail" covering all potential acquirers who were approached as part of the engagement.

Background of the Transaction

The Current Situation

  •
  In open market transactions and in a negotiated transaction with members of the Papetti family, the Company repurchased approximately 1.5 million shares of its outstanding common stock. These repurchases helped maintain the Company's stock price at its then-current level.

  •
  In early November 2000, Skillet's Board was informed that a group led by certain members of management wished to make a proposal at the Company's regularly scheduled Board meeting on November 9, 2000.

  •
  At that meeting, management and its financial sponsors (Vestar and GHJ&M) presented a proposal to purchase the Company's common stock for $28.50 per share in cash.

  •
  The Michael family would also be willing to roll over approximately half of its interest as part of any transaction.

  •
  The capital structure for the proposed deal included committed equity and senior debt and a "highly confident" letter for $200 million of high yield sub debt.

  •
  Just prior to the November 9th board meeting, the Board received a phone call from a strategic buyer ("Strategic Buyer") and a financial sponsor ("Financial Sponsor") expressing their interest in a joint transaction.

  •
  As a result of the proposal from management, a Special Committee of the Board of Directors ("Special Committee") was formed.

  •
  Management and its partners were informed that the Company was willing to enter into discussions, but the proposal value and capital structure were inadequate.

  •
  Strategic Buyer and Financial Sponsor were invited to submit a joint proposal, which they did at $30/share in cash.

Background of the Transaction

The Current Situation (continued)

  •
  Over the next three weeks, both Vestar and Strategic Buyer/Financial Sponsor conducted due diligence.

  •
  At the end of this period, Strategic Buyer elected to proceed without Financial Sponsor.

  •
  Strategic Buyer was precluded from doing extensive due diligence on certain of the Company's businesses due to competitive sensitivities and ongoing litigation.

  •
  On November 27, 2000, Vestar submitted a revised $30/share all cash offer, but with the same $200 million "highly confident" high yield tranche.

  •
  Vestar informed the Special Committee that it had essentially completed its due diligence.

  •
  Based on the revised Vestar proposal, Strategic Buyer was urged to submit a revised proposal. On November 27, 2000, Strategic Buyer submitted a revised bid reiterating its $30/share proposal, but indicated it could potentially "get to" $32/share through continued due diligence.

  •
  Vestar was informed that the Company felt it had to explore the Strategic Buyer alternative further before making a decision.

  •
  Management interviews and due diligence continued on all but the most competitive and sensitive parts of the business. Access to egg materials was denied pending the completion of a preliminary HSR review performed by counsel.

Background of the Transaction

The Current Situation (continued)

  •
  Anti-trust counsel was retained. On December 8, 2000, counsel's preliminary HSR review indicated significant hurdles would likely have to be addressed. The Board instructed U.S. Bancorp Piper Jaffray and the Chairman of the Special Committee to solicit Vestar's final bid.

  •
  On December 8, 2000, Vestar indicated it would be willing to do the $30/share deal with fully committed financing.

  •
  On December 15, 2000, following discussions and further negotiations, Vestar increased their price to $30.10 per share.

Summary of Due Diligence Procedures

Summary of Due Diligence Procedures

  •
  In the course of performing its due diligence in connection with the rendering of its fairness opinion, U.S. Bancorp Piper Jaffray has, among other things, undertaken the following steps with respect to Skillet:

  •
  Met with certain members of senior management of Skillet concerning topics such as Skillet's financial condition, operating performance and balance sheet, as well as the prospects for Skillet.

  •
  Made on-site visits to Skillet's headquarters and several of its processing facilities, including the Company's Gaylord egg plant, its Minneapolis potato facility and its White Bear Lake dairy facility.

  •
  Participated in all meetings (including telephonic meetings) of Skillet's Board of Directors as well and discussed the status of the proposed transaction and strategized the remaining open issues.

  •
  Reviewed certain publicly available business and financial information relating to Skillet, including the reports on Form 10-K and Form 10-Q and proxy statements for the three years ended December, 1999 and the reports on Form 10-Q for the quarters ended March, June and September 2000, as well as recently published research analyst reports and press releases.

  •
  Reviewed interim financial results and estimated financial forecasts for Skillet on a stand-alone basis furnished to U.S. Bancorp Piper Jaffray by Skillet's management for the twelve months ended September 30, 2000 and the calendar years ending December 2000-2005.

Summary of Due Diligence Procedures

(Continued)

  •
  Reviewed the historical prices and trading activity for Skillet's Common Stock.

  •
  Compared certain public financial data of Skillet with certain financial and securities data of companies deemed similar to Skillet.

  •
  Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

  •
  Performed a discounted cash flow analysis on the financial forecast for Skillet furnished to us by Skillet's management.

  •
  Performed a present value of future stock price analysis using a financial forecast for Skillet furnished to us by Skillet's management.

  •
  Performed a leveraged buyout analysis using a financial forecast for Skillet furnished to us by Skillet's management.

  •
  Compared premiums paid relative to recent public market pre-announcement trading prices to Skillet's implied premium.

  •
  Performed a break up analysis using a financial forecast for Skillet's divisions furnished to us by Skillet's management.

  •
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

Transaction Summary and Skillet Market Information

Transaction Structure

Summary of Vestar Bid

Structure:	Purchase of Skillet Common Stock
Offer price per share (cash):	$30.10
Capital Structure:
Senior debt, term loan	$370 million
Senior debt revolver	$30 million
Subordinated debt	$200 million

$600 million
Equity, including rollover	$215 million

$815 million
Financing Status:
Senior debt	Fully committed
Subordinated debt	Fully committed
Due Diligence:
Business and accounting	Completed
Legal and regulatory	Expected to be completed by signing
Closing date:	On or before April 15, 2001

Transaction Structure

Summary of Vestar Bid

Offer Share Price:	$30.10
Common Shares Outstanding:	18,283,460
Option Shares Outstanding (1):	1,824,939
Total Shares & Options:	20,108,399
Deal Value: The aggregate equity and transaction value for the proposed transaction is as follows.
Projected
Outstanding common stock at $30.10 per share	$550,332,146
Outstanding options at $30.10 per share (1)(2)	20,010,456

Equity Value	570,342,602
Plus: Expected Debt on Balance sheet as of 12/31/00 (3)	193,000,000
Less: Expected Cash on Balance sheet as of 12/31/00 (3)	1,000,000

Company Value	762,342,602

(1)
Includes all options outstanding which will become exercisable pursuant to the terms of the transaction at $30.10 per share.

(2)
Option spread based on 1,824,939 exercisable options with an average exercise price of $19.14 and a transaction value of $30.10.

(3)
Per projections provided by management.

Implied Purchase Price Multiples

	Implied Skillet Multiples (1)		Financial Performance ($Mil)
Company Value/ LTM Revenues	0.71	x	$1,076.0
Company Value/ LTM EBITDA	5.6	x	$135.6
Company Value/ LTM Operating Income	8.9	x	$86.1
LTM P/E (2)	13.0	x	$2.31
2001E P/E (3)	11.1	x	$2.71
Premium Paid (4)	13.6%

(1)
Expected LTM data as of 12/31/00 per management projections. Company value calculated using fully diluted shares outstanding at $30.10.
(2)
Diluted per share data.
(3)
Per share estimates based on First Call.
(4)
Based on the closing share price of $26.50 as of 12/20/2000

Skillet Price Volume Chart (2 years ending 12/18/00)

Skillet Volume at Various Prices (2 years ending 12/18/00)

Research Coverage

			Earnings Estimates(a)
		Price Target
Analyst/Firm	Rating		2000		2001		Comments
George Dahlman/U.S. Bancorp Piper Jaffray	Strong Buy	$33	$2.37		$2.75		"We feel that MIKL should trade at par with the average P/E to growth rate of its small-cap peer group" — October 20, 2000
Leonard Teitelbaum/Merrill Lynch	Near-Term Accumulate/ Long-Term Buy	NA	$2.38		$2.78
"The company should be able to garner a higher multiple (2001 P/E) as its track record of delivering consistent earnings growth despite volatility in the commodity markets gains recognition"
							— October 20, 2000
Kurt Funderburg/Ferris Baker Watts	Outperform	$31	$2.39	(b)	$2.81	(b)	"In our opinion, Michael Foods' valuation ($24.88) remains well below its likely private market value and the values of most comparable public companies" — July 21, 2000
Jeffrey Kanter/Prudential Securities	Market Perform	NA	$2.38		$2.60

First Call Mean EPS			$2.38		$2.71

(a)
Source: First Call Mean Earnings Estimates as of December 19, 2000.

(b)
Not included in First Call Mean EPS.

Estimated Skillet Share Ownership

Institutional Holdings(1)	Shares Held	% of Total

Citigroup	1,233,000	6.1%
Loomis Sayles	966,950	4.8%
Dimensional Fund	792,327	3.9%
Barclays Bank PIC	487,767	2.4%
Fleet Boston	438,800	2.2%
US Bancorp	402,992	2.0%
Mellon Bank	371,100	1.8%
DePrince Race	367,100	1.8%
Vanguard Group	363,155	1.8%
Premium Investments	354,000	1.8%
NFJ Investments	273,200	1.4%
Principal Life	253,301	1.3%
First Union Corporation	221,200	1.1%
Other	4,395,008	21.9%

TOTAL	10,920,00	54.3%
Insider Holdings(2)
Jeffrey Michael	3,193,735	15.9%
Arthur J. Papetti	237,463	3.7%
Stephen Papetti	374,850	1.9%
Gregg Ostrander	214,592	1.1%
Jeffrey Shapiro	185,315	0.9%
John Reedy	83,726	0.4%
Bill Goucher	83,126	0.4%
Norman Rodriguez	76,373	0.4%
Other Directors & Executives	161,591	0.8%
TOTAL	5,112,771	25.4%
Retail/Other Holdings
TOTAL	4,075,628	20.3%
TOTAL(3)	20,108,399	100.0%

(1)
Per Bloomberg, 12/19/00

(2)
Per Management as of 12/18/00 (includes options)

(3)
Diluted shares includes 1,824,939 options

Summary of Valuation Analysis

Multiple Pricing Matrix

Offer Price Per Share				$28.00	$29.00	$30.10	$31.00	$32.00
Equity Value(a)				528.1	548.2	570.3	588.4	608.5
Plus: Net Debt(b)				192.0	192.0	192.0	192.0	192.0

Transaction Value				$720.1	$740.2	$762.3	$780.4	$800.5

Premium to:
Current Market Price(c)			$26.50	5.7%	9.4%	13.6%	17.0%	20.8%
Average	1/21/00	12/19/00	$23.52	19.0%	23.3%	28.0%	31.8%	36.0%
High	1/21/00	12/19/00	$29.00	-3.4%	0.0%	3.8%	6.9%	10.3%
Low	1/21/00	12/19/00	$19.13	46.4%	51.6%	57.4%	62.1%	67.3%
Transaction Value as a Multiple of:
Sales
LTM 9/30/00(d)			$1,067.1	0.71x	0.73x	0.75x	0.76x	0.78x
2000E(e)			1,076.0	0.67x	0.69x	0.71x	0.73x	0.74x
EBITDA
LTM 9/30/00(d)			136.2	5.5x	5.7x	5.8x	6.0x	6.1x
2000E(e)			135.6	5.3x	5.5x	5.6x	5.8x	5.9x
EBIT
LTM 9/30/00(d)			90.2	8.4x	8.6x	8.8x	9.0x	9.2x
2000E(e)			86.1	8.4x	8.6x	8.9x	9.1x	9.3x
Offer Price per share as a Multiple of:
EPS
LTM 9/30/00(d)			$2.37	11.8x	12.2x	12.7x	13.1x	13.5x
2000E(e)			2.31	12.1x	12.6x	13.0x	13.4x	13.9x

(a)
Based on 18.3 million shares and 1.8 million options currently outstanding.
(b)
Per management projections as of 12/31/00.
(c)
Closing price on December 20, 2000.
(d)
Multiples calculated using 9/30/00 net debt of $225.6 million.
(e)
Internal projections.

Summary Valuation

(a)
Assumes 18.3 mm shares outstanding, 1.8 mm options outstanding at a weighted average strike price of $19.14 and net debt of $225.6 (per 10Q per 9/30/00)

Comparable Company Analysis

(a)
Prices as of 12/20/00

Comparable Transaction Analysis

(a)
Pending Transaction

Discounted Cash Flow Analysis

	PROJECTED
	2001	2002	2003	2004	2005
Operating Income	$96,337	$107,320	$117,444	$126,344	$131,394
Income Taxes @ 41%	39,498	44,001	48,152	51,801	53,872

After Tax Operating Income	56,839	63,319	69,292	74,543	77,522
Depreciation and Amortization	52,559	54,830	55,530	55,530	54,230
(Increase) Decrease in Working Capital	(11,500)	(9,500)	(7,300)	(5,800)	(3,500)
Capital Expenditures	(45,377)	(43,000)	(47,000)	(50,000)	(50,000)

Free Cash Flow	52,521	65,649	70,522	74,273	78,252
Plus: Terminal Value @ 5.5x EBITDA					1,020,932

Total Cash Flow	$52,521	$65,649	$70,522	$74,273	$1,099,184
NET PRESENT VALUE CALCULATION	12/31/00
NPV of Free Cash Flow	$228,773
NPV of Terminal Value	$530,050

COMPANY VALUE	$758,823
Less Net Debt	$192,000
EQUITY VALUE	$566,823
Diluted Shares (000s)	18,944

STOCK PRICE	$29.92
ASSUMPTIONS
EBITDA Multiple:	5.5	x
Discount Rate:	14.0%
Tax Rate:	41.0%

SENSITIVITY ANALYSIS—COMPANY VALUE

		Discount Rate
		13.0%	14.0%	15.0%
	5.0x	$738,340	$710,616	$684,283
EBITDA	5.5x	$788,698	$758,823	$730,409
Multiple	6.0x	$839,056	$807,009	$776,305

SENSITIVITY ANALYSIS—STOCK PRICE

		Discount Rate
		13.0%	14.0%	15.0%
	5.0x	$28.84	$27.38	$25.99
EBITDA	5.5x	$31.50	$29.92	$28.42
Multiple	6.0x	$34.16	$32.46	$30.86

Premiums Paid Analysis

			Food Industry Premiums (2)				Implied Price
	Skillet Price(1)	Skillet @ $30.10
Premium Analysis			Low	Mean	Median	High	Mean	Median
Premium to:
One day	$26.50	13.6%	6.3%	31.0%	25.2%	105.1%	$34.71	$33.19
One Week	$27.00	11.5%	5.3%	38.5%	29.2%	116.2%	$37.40	$34.89
90 Day Average	$25.60	17.6%	NEG	34.7%	31.3%	250.0%	$34.49	$33.61
Average since 1/21/00	$23.52	28.0%	NEG	41.8%	26.3%	281.8%	$33.36	$29.70

(1)
Assumes 12/21/00 announcement date.

(2)
Premiums are calculated by dividing the target company's acquisition price by its stock price at one day, one week, 90 days and 10 months prior to the announcement.

Present Value of Future Stock Price

	2001	2002	2003	2004	2005
Diluted EPS Projections	$2.80	$3.28	$3.75	$4.19	$4.52
P/E Ratio	Future Value
10.0x	$28.00	$32.80	$37.50	$41.90	$45.20
11.0x	$30.80	$36.08	$41.25	$46.09	$49.72
12.0x	$33.60	$39.36	$45.00	$50.28	$54.24
13.0x	$36.40	$42.64	$48.75	$54.47	$58.76
	Present Value at 18% Cost of Equity
10.0x	$23.73	$23.56	$22.82	$21.61	$19.76
11.0x	$26.10	$25.91	$25.11	$23.77	$21.73
12.0x	$28.47	$28.27	$27.39	$25.93	$23.71
13.0x	$30.85	$30.62	$29.67	$28.10	$25.68

Leveraged Buyout Analysis

Hypothetical Constraints and Assumptions

• Minimum 5 Year LBO Return	25%-35%
• Senior Debt Total	3.0x
• Minimum Subordinated Debt Return	20%
• Subordinated Debt Total	1.0x
• Maximum Bank Debt Repayment Period	7 years
• 2005 EBITDA Exit Multiple	6.0x
	Valuations, Capital Structure and Returns
	Management Case
Equity Purchase Price Per Share	$25.64	$28.96
Average 5 Year Equity Return	35%	25%
	$	%	$	%
Capital Structure
Senior A	244.1	36%	244.1	33%
Senior B	162.7	24%	162.7	22%
Sub Debt	135.5	20%	135.5	18%
Sponsor Equity	144.0	21%	212.0	29%
Transaction Costs	(13.7)	(2)%	(15.1)	(2)%

Total Sources	$672.7	100.0%	$760.3	100.0%

Break Up Analysis

	Egg			Dairy		Distribution		Potato		Total
	Low	High		Low	High	Low	High	Low	High	Low	High
($In Millions)
Gross Proceeds	$550.0	$660.0		$50.0	$65.0	$65.0	$85.0	$65.0	$75.0	$730.0	$885.0
Tax Basis(1)	291.0	291.0		33.0	33.0	27.0	27.0	45.0	45.0	396.0	396.0

Gain	259.0	369.0		17.0	32.0	38.0	58.0	20.0	30.0	334.0	489.0

Tax on Gain at 41.0%			(2)	7.0	13.1	15.6	23.8	8.2	12.3	30.8	49.2
Net After-Tax Proceeds	550.0	660.0		43.0	51.9	49.4	61.2	56.8	62.7	699.3	835.8
Net Debt(3)										192.0	192.0
Net Break-Up Value										507.3	643.8

Break-Up Value Per Share(4)										$26.96	$33.74
(1)
Tax basis provided by Grant Thornton as of 12/31/99; Tax basis of individual business units is the higher of their respective bases in stock or assets.
(2)
Analysis assumes Dairy, Distribution and Potato transactions completed first and then Skillet's stock, consisting of Egg division and cash proceeds, sold following.
(3)
Net debt per management estimate as of 12/31/00.
(4)
Total Shares calculated by treasury stock method with a $27 share price for the low and with a $34 share price for the high.

Skillet Financial Data

Skillet Income Statement

	Actual		LTM	Projected
	1998	1999	30-Sep-00	2000P	2001P	2002P	2003P	2004P	2005P
$ in Thousands
Net Sales	$1,020,483	$1,053,272	$1,067,062	$1,076,030	$1,191,596	$1,286,030	$1,358,570	$1,415,780	$1,451,330
Sales Growth	6.7%	3.2%		2.2%	10.7%	7.9%	5.6%	4.2%	2.5%
Cost of Sales	847,384	860,256	868,827	882,619	967,753	1,045,186	1,101,488	1,143,122	1,167,530
Gross Profit	173,099	193,016	198,235	193,411	223,843	240,844	257,082	272,658	283,800
Operating Expenses	93,548	106,686	108,023	107,111	127,506	133,524	139,638	146,314	152,406
Operating Income	79,551	86,330	90,213	86,100	96,337	107,320	117,444	126,344	131,394
Operating Margin	7.8%	8.2%	8.5%	8.0%	8.1%	8.3%	8.6%	8.9%	9.1%
Net Income	40,255	44,056	46,761	44,269	51,882	60,700	69,524	77,724	83,692
Net Margin	3.9%	4.2%	4.4%	4.1%	4.4%	4.7%	5.1%	5.5%	5.8%
Diluted Earnings Per Share	$1.83	$2.12	$2.37	$2.31	$2.80	$3.28	$3.75	$4.19	$4.52
First Call Estimates				$2.38	$2.71
Depreciation & Amortization	35,700	42,564	46,023	49,517	52,559	54,830	55,530	55,530	54,230
EBITDA	115,251	128,894	136,236	135,617	148,896	162,150	172,974	181,874	185,624
EBITDA Margin	11.3%	12.2%	12.8%	12.6%	12.5%	12.6%	12.7%	12.8%	12.8%

Skillet Balance Sheet Data

$ In Thousands as of 9/30/00
ASSETS:
Current Assets:
Cash and Cash Equivalents	7,682
Accounts Receivable, less allowances	98,895
Inventories	82,721
Prepaid Expenses	4,668

Total Current Assets	193,966
Property, Plant & Equipment-At Cost
Land	4,106
Building and Improvements	133,890
Machinery and Equipment	376,741

Less Accumulated Depreciation	233,992

Net PP&E	280,745
Other Assets
Goodwill, net	114,146
Joint Ventures and other assets	18,660

132,806
TOTAL ASSETS	607,517
LIABILITIES & SHAREHOLDERS' EQUITY:
Current Liabilities:
Current Portion Long-term Debt	2,881
Accounts Payable	51,076
Accrued Liabilities:
Compensation	13,071
Insurance	7,292
Customer Programs	18,567
Income Taxes	11,643
Other	13,432

Total Current Liabilities	117,962
Long-Term Debt, less current	203,370
Deferred Income Taxes	37,507
Shareholders' Equity:
Common Stock	182
Additional Paid-in Capital	58,390
Retained Earnings	191,696
Accumulated Comprehensive Income	(1,590)

Total Stockholders' Equity	248,678
TOTAL LIABILITIES & EQUITY	607,517

Valuation Detail

Comparable Company Detail

Comparable Company Detail

Overview

  •
  The Comparable Company Analysis reviews securities of publicly traded companies deemed comparable to Skillet. Further, the prices of shares in the public market incorporate a wide range of factors, including general economic conditions, interest rates, inflation and investor perceptions.

  Selection Process for Skillet Comparable Food Companies

•	SIC code search for SIC codes:
	0252-Chicken Eggs	5142-Frozen Foods-wholesale
	2015-Poultry Slaughtering & Processing	5143-Dairy Products-wholesale
	2026-Fluid Milk	5144-Poultry Products-wholesale
•	Market capitalization greater than $100 million
•	Publicly traded food manufacturers and distributors with a focus on Egg Products or with more commodity like products.
  •
  Based on the above criteria, the following companies were selected:

American Italian Pasta Earthgrains Sanderson Farms Tyson Foods	Cal-Maine Foods Pilgrim's Pride Smithfield Foods	Dean Foods Ralcorp Holdings Suiza Foods

Comparable Company Detail

			Stock Price as a % of 52 W High							LTM Company Value Multiples:
								P/E(1)
($s in millions)	Stock Price 12/20/00	52 Week High		Market Cap ($Mil)	Cash & Equiv.	L-T Debt	Company Value	2000 CY		Revenue		EBITDA		Op Income
CONSOLIDATED
AMER ITALIAN PASTA CO -CL A	$25.25	$31.63	79.8%	463.6	1.4	119.1	581.4	16.2	x	2.6	x	10.2	x	14.1	x
CAL-MAINE FOODS INC	$4.19	$4.44	94.4%	46.0	8.1	135.4	173.3	NM		0.6	x	NM		NM
DEAN FOODS CO	$28.75	$40.13	71.7%	1,021.9	29.7	967.9	1,960.1	9.7	x	0.5	x	5.7	x	8.5	x
EARTHGRAINS CO	$18.69	$24.00	77.9%	792.3	18.5	999.9	1,773.7	17.8	x	0.8	x	6.8	x	14.2	x
PILGRIMS PRIDE CORP	$7.44	$8.81	84.4%	305.8	28.1	169.7	447.4	5.5	x	0.3	x	3.8	x	5.6	x
RALCORP HOLDINGS INC	$14.69	$20.06	73.2%	438.6	0.9	119.3	557.0	11.6	x	0.8	x	6.7	x	9.4	x
SANDERSON FARMS INC	$7.53	$11.25	66.9%	102.7	5.3	123.7	221.1	NM		0.4	x	13.2	x	NM
SMITHFIELD FOODS INC	$29.74	$31.75	93.7%	1,619.1	50.3	1,360.2	2,929.0	10.2	x	0.5	x	6.7	x	9.6	x
SUIZA FOODS CORP	$46.69	$52.44	89.0%	1,268.0	43.0	1,957.9	3,182.9	12.2	x	0.7	x	7.8	x	11.0	x
TYSON FOODS INC -CL A	$11.50	$17.38	66.2%	2,582.3	43.0	1,542.0	4,081.3	22.5	x	0.6	x	6.4	x	11.7	x
							Mean	13.2	x	0.8	x	7.5	x	10.5	x
							Median	11.9	x	0.6	x	6.7	x	10.3	x
SKILLET	$26.50	$29.00	91.4%	498.2	2.9	206.3	701.6	11.1	x	0.7	x	5.1	x	7.8	x

(1)
Per Firstcall

Comparable Company Detail

	LTM Data						Estimated 5 Yr EPS Growth Rate
($s in millions)	LTM date	Revenues	Operating Income	Operating Margin	EBITDA	EBITDA Margin
CONSOLIDATED
AMERITALIAN PASTA CO-CL A	6/00	225.5	41.2	18.3%	57.1	25.3%	16.5%
CAL-MAINE FOODS INC	8/00	303.5	(16.8)	NM	1.0	0.3%	12.0%
DEAN FOODS CO	8/00	4,118.6	230.7	NM	343.3	8.3%	12.0%
EARTHGRAINS CO	9/00	2,323.1	124.9	5.4%	259.0	11.1%	15.0%
PILGRIMS PRIDE CORP	9/00	1,499.4	80.5	5.4%	116.5	7.8%	NA
RALCORP HOLDINGS INC	6/00	727.2	59.5	8.2%	82.6	11.4%	10.0%
SANDERSON FARMS INC	7/00	584.6	(9.5)	Neg	16.7	2.9%	-1.5%
SMITHFIELD FOODS INC	10/00	5,630.2	305.9	NM	438.7	7.8%	NA
SUIZA FOODS CORP	9/00	4,482.0	289.4	6.5%	406.1	9.1%	11.0%
TYSON FOODS INC -CL A	9/00	7,158.0	348.0	4.9%	642.0	9.0%	12.0%
SKILLET	9/00	1,067.1	90.2	8.5%	136.2	12.8%	14.0%

Comparable Transaction Detail

Comparable Transaction Detail

Overview

  •
  The Comparable Transaction Analysis encompasses a review of transactions involving acquired entities deemed comparable to Skillet. This analysis is based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

Transaction Selection Process:

  •
  This search process yielded 12 transactions with sufficient data available for the analysis. Transactions in this grouping involve completed acquisitions of food producers and distributors with a transaction price greater than $100.0 million and involving targets with the SIC codes from the comparable companies in addition to the SIC codes below:

0251-Broiler, Fryer & Roaster chickens	2021-Creamery butter
0254-Poultry hatcheries	2023-Dry, condensed milk
0259-Poultry & Eggs	2024-Ice cream & frozen desserts
  •
  This group of comparable transactions are used to derive a range of implied valuations for Skillet by applying the various purchase price multiples from the comparable transactions to Skillet's EBITDA and operating income for the twelve month period ended September 30, 2000.

Comparable Transaction Detail

  Comparable Transactions
  1/1/1995 - 12/19/2000

					Valuation Multiples
Date Announced		Target Business Description		Enterprise Value	Company Value/
	Target Name		Acquiror Name		EBIT		EBITDA
10/02/00	IBP	Producer of beef and pork products	Tyson Foods	$4,100	8.4	x	6.4	x
09/01/00	WLR Foods	Poultry and poultry products	Pilgrim's Pride	$292	32.6	x	9.5	x
06/03/99	Hillsdown Holdings PLC	Mnfrs/Procs. Food	Hicks, Muse, Tate, & Furst	$1,262	9.8	x	6.2	x
06/01/99	Thorn Apple Valley	Meat processor	IBP Inc	$118	11.4	x	4.9	x
07/27/98	Dean Foods Vegetable Co	Mnfr frozen vegetables	Agrilink Foods	$476	12.7	x	8.4	x
07/21/98	Nabisco Inc.-Egg Beaters	Mnfr egg substitutes	ConAgra Inc	$400	13.3	x	9.0	x
03/11/98	Grist Mill	Granola bars, natural cereal	International Home Foods Inc	$103	12.0	x	7.2	x
01/01/98	GoodMark Foods Inc	Produce meat snacks	ConAgra Inc	$234	14.7	x	10.8	x
09/01/97	Hudson Foods		Tyson Foods	$1,021	18.4	x	11.6	x
03/25/97	Foodbrands America	Produce sausages, prepared meals	IBP Inc	$643	13.0	x	8.5	x
08/14/96	Ralcorp Holdings	Ready to eat cereals	General Mills	$570	9.7	x	8.5	x
07/01/96	Papetti's Hygrade Egg Products	Own and operate egg farms	Micheal Foods Inc	$111	11.6	x	7.1	x

				Mean	12.3	x	8.2	x
				Median	12.0	x	8.5	x

Discounted Cash Flow Detail

Discounted Cash Flow Detail

Overview

  •
  The Discounted Cash Flow Analysis is used to calculate a range of theoretical values for Skillet based on the (i) present value of implied future cash flows of Skillet and (ii) a terminal value which is an estimate of the future value of Skillet. This range of aggregate and per share equity values can then be compared to the consideration being received in the transaction.

  •
  For purposes of this analysis, we used a range of discount rates of 13% to 15% and a range of EBITDA (earnings before interest, taxes, depreciation and amortization) multiples for the terminal value of 5.0x to 6.0x.

  •
  The Discounted Cash Flow analysis is derived using assumptions from management.

Discounted Cash Flow Detail

	PROJECTED
	2001	2002	2003	2004	2005
Operating Income	$96,337	$107,320	$117,444	$126,344	$131,394
Income Taxes @ 41%	39,498	44,001	48,152	51,801	53,872

After Tax Operating Income	56,839	63,319	69,292	74,543	77,522
Depreciation and Amortization	52,559	54,830	55,530	55,530	54,230
(Increase) Decrease in Working Capital	(11,500)	(9,500)	(7,300)	(5,800)	(3,500)
Capital Expenditures	(45,377)	(43,000)	(47,000)	(50,000)	(50,000)

Free Cash Flow	52,521	65,649	70,522	74,273	78,252
Plus: Terminal Value @ 5.5x EBITDA					1,020,932

Total Cash Flow	$52,521	$65,649	$70,522	$74,273	$1,099,184
NET PRESENT VALUE CALCULATION	12/31/00
NPV of Free Cash Flow	$228,773
NPV of Terminal Value	$530,050

COMPANY VALUE	$758,823
Less Net Debt	$192,000
EQUITY VALUE	$566,823
Diluted Shares (000's)	18,944

STOCK PRICE	$29.92
ASSUMPTIONS
EBITDA Multiple:	5.5	x
Discount Rate:	14.0%
Tax Rate:	41.0%

SENSITIVITY ANALYSIS COMPANY VALUE

			Discount Rate
			13.0%	14.0%	15.0%
	5.0	x	$738,340	$710,636	$684,283
EBITDA	5.5	x	$738,698	$758,823	$730,409
Multiple	6.0	x	$839,056	$807,009	$776,535

SENSITIVITY ANALYSIS—STOCK PRICE

			Discount Rate
			13.0%	14.0%	15.0%
	5.0	x	$28.84	$27.38	$25.99
EBITDA	5.5	x	$31.50	$29.92	$28.42
Multiple	6.0	x	$34.16	$32.46	$30.86

Premiums Paid Detail

Premiums Paid Detail

  •
  The following is an analysis of premiums paid in control acquisitions relative to public market pre-announcement trading prices for a variety of transactions in the food industry.

  •
  This analysis examines the difference between the acquisition cost and the target's market price at distinct points in time. This analysis is based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

  •
  We reviewed comparable food industry acquisitions for the Premiums Paid Analysis with the following general criteria:

  •
  Equity transaction size greater than $25 million

  •
  1/1/93 - 12/15/00

Premiums Paid Detail—Food Industry Acquisitions

1/1/93 - 12/15/00
Excludes Hostile Takeovers and Repurchases
>50% acquired

						Premiums to Announcement(%)
Date Announced	Date Effective	Target Name	Target Business Description	Acquiror Name	Value of Transaction ($ mil)	1 Day	1 Week	90 Day	10 Months
09/25/00	11/09/00	Bush Boake Allen (Union Camp)	Produce extracts, syrups	International Flavors	$964.2	12.8	6.6	11.9	98.4
08/28/00	10/03/00	Beringer Wine Estates Holdings	Produce wines and brandy	Foster's Brewing Group Ltd	$1,447.2	28.2	38.1	17.6	26.3
06/25/00	12/11/00	Nabisco Holdings Corp (Nabisco)	Produce, whl cookies, crackers	Philip Morris Cos Inc	$19,274.5	6.5	5.3	91.6	24.0
06/25/00	12/11/00	Nabisco Group Holdings Corp	Produce, whl cookies, crackers	RJ Reynolds Tobacco Holdings	$11,065.5	17.4	19.6	160.9	35.7
06/23/00	08/24/00	International Home Foods Inc	Produce, whl canned specialties	ConAgra Inc	$3,035.7	25.0	22.7	47.3	7.1
04/12/00	06/27/00	Ben & Jerry's Homemade Inc	Produce ice cream	Unilever NV	$339.7	81.7	104.0	68.9	55.9
03/06/00	05/31/00	Celestial Seasonings Inc	Produce specialty teas	Hain Food Group Inc	$386.7	32.2	42.6	59.5	124.3
02/10/00	06/01/00	TCBY Enterprises Inc	Operate frozen yogurt stores	Capricorn Investors LP	$139.1	68.4	57.4	31.3	-13.4
01/06/00	06/21/00	Saratoga Beverage Group Inc	Produce, whl bottled water	North Castle Partners	$39.6	24.7	23.9	73.5	117.9
10/01/99	11/29/99	Worthington Foods Inc	Produce egg substitutes	Kellogg Co	$307.5	67.0	101.0	32.7	30.9
02/17/99	08/27/99	Doughtie's Foods	Process meat products	Sysco Corp	$25.4	28.3	23.6	91.9	91.9
08/03/98	06/24/99	American Stores Co	Own, op supermarkets, drug store	Albertson's Inc	$11,864.6	30.4	27.7	23.6	16.9
08/06/98	04/16/99	Carr-Gottstein Foods Co	Own and op grocery, drug stores	Safeway Inc	$331.9	58.7	48.1	-3.1	-0.6
11/02/98	12/10/98	AquaPenn Spring Water Co Inc	Produce, whl spring water	Danone Group	$110.3	34.2	100.0	-69.4	-64.8
10/13/98	11/20/98	Dominick's Supermarkets Inc	Own and operate supermarkets	Safeway Inc	$1,854.5	18.4	21.0	-0.8	17.9
05/19/98	10/28/98	Giant Food Inc	Own, op supermarkets	Koninklijke Ahold NV	$2,633.5	14.1	12.6	19.8	25.6
01/20/98	10/05/98	Buttrey Food and Drug Stores	Own, op supermarkets, drug store	Albertson's Inc	$139.2	44.2	44.2	37.1	56.4
01/01/98	07/31/98	GoodMark Foods Inc	Produce meat snacks	ConAgra Inc	$217.8	54.5	75.9	8.8	12.1
05/22/98	07/22/98	Pete's Brewing Co	Produce beer	Gambrinus Co	$69.4	6.3	39.7	34.3	-9.6
03/11/98	05/15/98	Grist Mill	Granola bars, natural cereal	International Home Foods Inc	$99.5	18.4	21.5	-46.0	-82.9
10/13/97	03/19/98	Integrated Brands Inc	Produce ice cream	Yogen Fruz World-Wide Inc	$46.8	69.9	106.4	250.0	281.8
11/07/97	03/10/98	Quality Food Centers Inc	Own and operate supermarkets	Fred Meyer Inc	$1,703.4	13.9	23.4	41.6	68.3
09/04/97	01/09/98	Hudson Foods Inc	Produce poultry products	Tyson Foods Inc	$648.4	23.5	31.6	25.2	27.1
08/26/97	12/22/97	Savannah Foods & Industries	Produce sugar, sugar by-prod	Imperial Holly Corp	$582.9	8.4	14.9	0.0	57.1
09/29/97	12/01/97	Morningstar Group Inc	Produce dairy products	Suiza Foods Corp	$972.0	14.6	11.5	55.0	143.6
06/09/97	09/12/97	Amrion Inc	Own, op food stores	Whole Foods Market Inc	$152.6	8.1	19.2	32.2	69.2
05/12/97	09/09/97	Smith's Food & Drug Centers	Own and operate supermarkets	Fred Meyer Inc	$2,018.0	9.9	16.5	42.2	91.3
05/05/97	08/19/97	Riser Foods Inc	Own, op grocery stores	Giant Eagle Inc	$468.5	11.6	29.2	25.6	76.9
03/25/97	05/07/97	Foodbrands America Inc	Produce sausages, prepared meat	IBP Inc (Occidental Petroleum)	$657.5	47.4	51.0	15.6	-8.7

Premiums Paid Detail—Food Industry Acquisitions (Continued)

1/1/93 - 12/15/00
Excludes Hostile Takeovers and Repurchases
>50% acquired

						Premiums to Announcement(%)
Date Announced	Date Effective	Target Name	Target Business Description	Acquiror Name	Value of Transaction ($ mil)	1 Day	1 Week	90 Day	10 Months
10/30/96	04/08/97	Vons Cos Inc	Own and operate supermarkets	Safeway Inc	$2,251.6	26.8	21.5	32.1	101.3
08/26/96	01/09/97	Spreckels Industries Inc	Produce sugar—mfr indust prod	Columbus McKinnon Corp	$259.4	23.9	24.7	42.4	144.2
10/31/96	12/18/96	Kash N' Karry Food Stores Inc	Own and operate supermarkets	Food Lion Inc	$347.1	9.5	33.3	-15.0	-5.0
03/28/96	08/01/96	Stop & Shop Cos	Own, op supermarkets	Koninklijke Ahold NV	$2,870.8	25.2	27.0	43.2	16.7
02/16/96	05/30/96	Circle K Corp	Operate convenience stores	Tosco Corp	$983.0	45.8	42.5	24.2	80.5
01/30/96	05/23/96	Smith's Food & Drug Centers	Own and operate supermarkets	Smith's Food & Drug Centers	$451.3	28.6	42.6	6.9	4.8
06/26/95	10/16/95	Super Rite Corp	Own and operate supermarkets	Richfood Holdings Inc	$228.0	26.8	26.8	28.7	69.4
04/20/95	08/18/95	Bruno's Inc	Own, op supermarket chains	Kohlberg Kravis Roberts & Co	$1,160.7	28.9	28.0	-1.3	23.3
03/09/94	06/05/95	Dr Pepper/Seven-Up Cos Inc	Produce soft drink syrups	Cadbury Schweppes PLC	$2,366.5	33.3	36.1	3.6	55.0
09/12/94	03/14/95	Borden Inc	Produce dairy prods, snacks	Kohlberg Kravis Roberts & Co	$4,643.4	17.0	12.2	9.0	-19.9
05/23/94	12/19/94	Gerber Products Co	Manfr baby foods and products	Sandoz AG	$3,685.7	53.1	59.4	75.9	86.5
08/29/94	11/29/94	Marine Harvest International	Produce canned and cured fish	Booker PLC	$120.4	14.9	31.6	33.9	-16.7
08/12/93	11/03/94	Curtice-Burns Foods (Pro-Fac)	Produce soft drinks, foods	Pro-Fac Cooperative Inc	$431.2	34.5	32.2	2.8	-0.9
08/29/94	11/01/94	Brock Candy Co	Produce candy	Brach Acquisition Co	$155.0	105.1	116.2	61.8	5.8
07/25/94	09/21/94	Nature Food Centres Inc	Operate health food stores	General Nutrition Companies	$61.1	21.5	37.1	38.2	-42.0
09/09/92	02/26/93	American Fructose Corp	Mnfr, whl corn syrups, starches	American Maize-Products Co	$130.3	21.4	23.6	-3.5	3.1

					Low	6.3	5.3	-69.4	-82.9
					Mean	31.0	38.5	34.7	41.8
					Median	25.2	29.2	31.3	26.3
					High	105.1	116.2	250.0	281.8

Leveraged Buyout Detail

Leveraged Buyout Detail

  Goodwill is not Tax-Deductible
  Transaction Date: December 31, 2000

CAPITAL STRUCTURE				Multiple of 2000 EBITDA
Senior Debt Total @	3.00x EBITDA	$406,851
Senior Term A @	60% of Sr. Debt	$244,111		1.8	x
Senior Term B @	40% of Sr. Debt	$162,740		1.2	x
Sub—Debt @ 1.0x EBITDA		$135,617		1.0	x
Total Leverage		$542,468	72%	4.00	x
Equity		$212,000	28%	1.6	x
Total Cash Required		$754,468	100%	5.6	x
Transaction Costs @ 2.0%		$15,089

Consideration		$739,379		5.5	x

Net Debt as of 12/31/00		$192,000

Equity Value		$547,379

Shares (Fully Diluted Treasury Stock)		18,902,507

Price Paid Per Share		$28.96

2000 EBITDA				135,617
IRR ANALYSIS	Year 0	2001	2002	2003	2004	2005
LBO Fund
Source(Use)	$(212,000)	$0	$0	$0	$0	$645,748
IRR	25.0%
Sub—Debt Holder
Source(Use)	$(135,617)	$18,308	$18,308	$18,308	$18,308	$219,925
IRR	20.0%
DEBT SCHEDULE	Year 0	2001	2002	2003	2004	2005
Revolver	$0	$0	$0	$677	$5,225	$13,017
Senior Term A	$244,111	$234,346	$205,053	$165,995	$117,173	$58,587
Senior Term B	$162,740	$161,655	$160,571	$159,486	$158,401	$157,316
Sub-Debt	$135,617	$135,617	$135,617	$135,617	$135,617	$135,617

						$364,536

CASH FLOWS	2001	2002	2003	2004	2005
Fiscal Year Ending December 31
Post LBO Operating Income	$96,337	$107,320	$117,444	$126,344	$131,394
Growth Rate		11.4%	9.4%	7.6%	4.0%
Interest on Cash (Revolver Interest) (1)	$330	$432	$404	$223	$(212)
Senior Term A Interest (1)	$(23,191)	$(22,263)	$(19,480)	$(15,770)	$(11,131)
Senior Term B Interest (1)	$(15,460)	$(15,357)	$(15,254)	$(15,151)	$(15,048)
Sub Debt Interest (2)	$(18,308)	$(18,308)	$(18,308)	$(18,308)	$(18,308)

	$39,708	$51,823	$64,806	$77,338	$86,695
Taxes @ 41%	$16,280.40	$21,248	$26,570	$31,708.43	$35,545

After Tax Income	$23,428	$30,576	$38,236	$45,629	$51,150
Depreciation & Amortization	52,559	$54,830	$55,530	$55,530	$54,230
Capital Expenditures	(45,377)	$(43,000)	$(47,000)	$(50,000)	$(50,000)
(Increase)/Decrease in Working Capital	(11,500)	$(9,500)	$(7,300)	$(5,800)	$(3,500)
Scheduled Debt Repayment	$(10,849)	$(30,378)	$(40,143)	$(49,907)	$(59,671)

Free Cash Flow	$8,261	$2,527	$(677)	$(4,548)	$(7,792)

Total Cash in 2005					$(2,229)

(1)
Interest on Cash, Revolver/Senior Term A & Senior Term B interest rates are 4.00%, 9.50% and 9.50% respectively
(2)
Sub-Debt interest rate is 13.50%

EXIT VALUE CALCULATION
Company Value	6.0x EBITDA	$1,113,744.00
Plus: Cash		$0
Less: Debt		$364,536

Equity Value		$749,208
Less: Sub—Debt Equity		$66,000
Less: Management Equity	5.0%	$37,460

LBO Fund Equity		$645,748

SUBORDINATED DEBT
FV of Investment	$293,158
Interest Payments	$(91,541)
Principle Repayment	$(135,617)

Equity	$66,000

SHARES (FULLY DILUTED)
Options	1,824,939
Avg. Option Strike Price	$19.14
Option CSE's	619,047
Common Outstanding	18,283,460

Fully Diluted Shares	18,902,507

Leveraged Buyout Detail

  Goodwill is not Tax-Deductible
  Transaction Date: December 31, 2000

CAPITAL STRUCTURE				Multiple of 2000 EBITDA
Senior Debt Total @	3.00x EBITDA	$406,851
Senior Term A @	60% of Sr. Debt	$244,111		1.8	x
Senior Term B @	40% of Sr. Debt	$162,740		1.2	x
Sub-Debt @ 1.0x EBITDA		$135,617		1.0	x
Total Leverage		$542,468	79%	4.00	x
Equity		$144,000	21%	1.1	x
Total Cash Required		$686,468	100%	5.1	x
Transaction Costs @ 2.0%		$13,729

Consideration		$672,739		5.0	x

Net Debt as of 12/31/00		$192,000

Equity Value		$480,739

Shares (Fully Diluted Treasury Stock)		18,746,666

Price Paid Per Share		$25.64

2000 EBITDA				135,617
IRR ANALYSIS	Year 0	2001	2002	2003	2004	2005
LBO Fund
Source(Use)	$(144,000)	$0	$0	$0	$0	$645,748
IRR	35.0%
Sub—Debt Holder
Source(Use)	$(135,617)	$18,308	$18,308	$18,308	$18,308	$219,925
IRR	20.0%
DEBT SCHEDULE	Year 0	2001	2002	2003	2004	2005
Revolver	$0	$0	$0	$677	$5,225	$13,017
Senior Term A	$244,111	$234,346	$205,053	$165,995	$117,173	$58,587
Senior Term B	$162,740	$161,655	$160,571	$159,486	$158,401	$157,316
Sub-Debt	$135,617	$135,617	$135,617	$135,617	$135,617	$135,617

						$364,536

CASH FLOWS	2001	2002	2003	2004	2005
Fiscal Year Ending December 31
Post LBO Operating Income	$96,337	$107,320	$117,444	$126,344	$131,394
Growth Rate		11.4%	9.4%	7.6%	4.0%
Interest on Cash (Revolver Interest) (1)	$330	$432	$404	$223	$(212)
Senior Term A Interest (1)	$(23,191)	$(22,263)	$(19,480)	$(15,770)	$(11,131)
Senior Term B Interest (1)	$(15,460)	$(15,357)	$(15,254)	$(15,151)	$(15,048)
Sub Debt Interest (2)	$(18,308)	$(18,308)	$(18,308)	$(18,308)	$(18,308)

	$39,708	$51,823	$64,806	$77,338	$86,695
Taxes @ 41%	$16,280.40	$21,248	$26,570	$31,708.43	$35,545

After Tax Income	$23,428	$30,576	$38,236	$45,629	$51,150
Depreciation & Amortization	52,559	$54,830	$55,530	$55,530	$54,230
Capital Expenditures	(45,377)	$(43,000)	$(47,000)	$(50,000)	$(50,000)
(Increase)/Decrease in Working Capital	(11,500)	$(9,500)	$(7,300)	$(5,800)	$(3,500)
Scheduled Debt Repayment	$(10,849)	$(30,378)	$(40,143)	$(49,907)	$(59,671)

Free Cash Flow	$8,261	$2,527	$(677)	$(4,548)	$(7,792)

Total Cash in 2005					$(2,229)

(1)
Interest on Cash, Revolver/Senior Term A & Senior Term B interest rates are 4.00%, 9.50% and 9.50% respectivel
(2)
Sub-Debt interest rate is 13.50%

EXIT VALUE CALCULATION
Company Value	6.0x EBITDA	$1,113,744.00
Plus: Cash		$0
Less: Debt		$364,536

Equity Value		$749,208
Less: Sub—Debt Equity		$66,000
Less: Management Equity	5.0%	$37,460

LBO Fund Equity		$645,748

SUBORDINATED DEBT
FV of Investment	$293,158
Interest Payments	$(91,541)
Principle Repayment	$(135,617)

Equity	$66,000

SHARES (FULLY DILUTED)
Options	1,824,939
Avg. Option Strike Price	$19.14
Option CSE's	463,206
Common Outstanding	18,283,460

Fully Diluted Shares	18,746,666